Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Kaival Brands Innovations Group, Inc. (the “Company”) located at 4460 Old Dixie Highway, Grant-Valkaria, Florida 32949, and Mr. Thomas Metzler (“Executive”) (each a “Party” and collectively the “Parties”) on this 1st day of August 2023 (“Effective Date”).

WHEREAS, the Company wishes to employ Executive on the terms set forth in this Agreement; and

WHEREAS, Executive wishes to become employed on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

Employment Term. Executive’s employment is at will, meaning that either party may terminate the employment at any time for any reason or no reason. Nothing in this Agreement is intended to create a promise or representation of continued employment or employment for a fixed period of time. The period of time between the Effective Date and the termination of the Executive’s employment shall be referred as the “Term.”

Position and Duties.

a)      Title. The Company hereby agrees to employ the Executive to serve as Chief Financial Officer, Treasurer and Secretary of the Company.

b)      Duties. Executive shall report to the Company’s Chief Executive Officer (“CEO”). Executive shall perform all duties and have all powers incident to the office he holds. Executive shall have overall responsibility for the Company’s financial operations, including accurate accounting and financial reporting, payment of the Company’s obligations, cash and investment management, analysis, and negotiation, of financing agreements, and management of subordinates working in the Company’s finance function. Executive shall also be required to certify to the United States Securities & Exchange Commission (“SEC”) that the Company’s filings with the SEC fairly present in all material respects the Company’s financial condition. During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company and all persons and entities directly or indirectly controlling, controlled by, or under common control with, the Company. Executive shall perform such other duties and may exercise such other powers as may be assigned by the CEO from time to time that are consistent with his title and status.

c)     Board Service. The Company may nominate Executive to serve as a board member of Company affiliates or subsidiaries. Executive agrees, for no additional compensation, to serve on such boards. Upon the end of the Term for any reason, Executive shall resign from any such board positions Executive holds with any Company subsidiary or affiliate.

d)     Full-Time Commitment/Policies. Throughout the Executive’s employment, the Executive shall devote substantially all of his professional time to the performance of his duties of employment with the Company (except as otherwise provided herein) and shall faithfully and industriously perform such duties. The Executive will be required to comply with all Company policies as may exist and be in effect from time to time.

e)     Executive Representations. The Executive represents and warrants to the Company that he is under no obligation or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or proprietary information or intellectual property in which any other person or entity has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person.

Compensation and Benefits.

a)        Base Salary. In consideration for his work under the terms of this Agreement, the Executive shall earn a base salary in the gross amount of $240,000 (Two Hundred Forty Thousand Dollars) per year (“Base Salary”). Executive’s Base Salary shall be paid in equal semi-monthly installments, in accordance with the regular payroll practices of the Company.

b)        Annual Bonus. For the calendar year 2023, the Company may, in its sole discretion, grant Executive an annual incentive bonus. Beginning in calendar year 2024, Executive shall be eligible for an annual incentive bonus based upon targets set by the Board of Directors and its Compensation Committee in their sole and absolute discretion in an executive bonus plan, by January 30, 2024 and January 30 of each succeeding year. Beginning in 2024, and thereafter, Executive’s bonus target shall be up to 30% (thirty percent) of Executive’s Base Salary.

c)        Option Grants. On the Effective Date, the Company shall grant Executive an option, valued by the Company’s Black-Scholes analysis at $150,000.00 (One Hundred Fifty Thousand Dollars) to purchase common shares of the Company (the “Option”). The Option shall vest over four years. One-quarter of the Option shall vest on the first anniversary of the grant date and afterward shall vest monthly at the rate of 1/36 per month until fully vested. The Option and its vesting shall be subject to, and governed by, the terms and conditions of the Company’s 2020 Stock and Incentive Compensation Plan as amended from time to time (the “Incentive Plan”), and the award agreement issued by the Incentive Plan.

d)        Clawback Rules. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, including any annual incentive bonus and the Option, paid to the Executive under this Agreement, the Incentive Plan, or any other agreement or arrangement with the Company, which is subject to recovery under any law, government rule or regulation, or stock exchange listing requirement (“Clawback Rules”), will be subject to such deductions and clawback as may be required to be made pursuant to such Clawback Rules or any policy adopted by the Company pursuant to any such Clawback Rules. The Company shall decide, in its sole and absolute discretion, what policies it must adopt in order to comply with such Clawback Rules.

e)        Benefits and Perquisites. Executive shall be eligible for any fringe benefits offered by the Company on the same terms and conditions as other executives. Such benefits may include group health benefits and a 401k retirement plan. The Company reserves the right, in its sole discretion, to amend or terminate any employee benefit plan in accordance with applicable law.

f)         Paid Time Off. Executive will be entitled to 20 (twenty) paid vacation days per calendar year, pro-rated for partial years. Vacation days shall accrue at the rate of 1/24 per pay period. Executive shall be entitled to an additional vacation day each succeeding year up to a maximum accrual rate of 30 vacation days per year. The maximum vacation accrual shall be 1.75 times Executive’s annual vacation allotment, at which point Executive shall not accrue any additional vacation days until Executive’s accrual balance is reduced below that amount. Executive shall also be entitled to five paid sick days and those paid holidays recognized by the Company. All paid time off shall be governed by the Company’s policies which the Company may, in its sole and absolute discretion, change from time to time.

g)        Taxes-Withholdings. All compensation paid or provided under this Agreement shall be subject to such deductions and withholdings for taxes and such other amounts as are required by law or elected by the Executive.

Business Expenses. The Company will reimburse or advance all reasonable business expenses that Executive incurs in connection with the performance of his duties under this Agreement, including travel expenses, in accordance with the Company’s policies as established from time to time.

Termination of Employment. The Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason. On termination of the Executive’s employment, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

a)      For Cause, or Without Good Reason. The Executive’s employment hereunder may be terminated by the Company for Cause, or by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause, or by the Executive without Good Reason, the Executive shall be entitled to receive:

any accrued but unpaid Base Salary which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;

reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts”.

b)     Cause. For purposes of this Agreement, but not for purposes of the Incentive Plan, “Cause” shall mean the Executive:

(i)	intentionally or negligently fails to perform his duties under this Agreement;

(ii)	refuses to comply with a lawful order of the Chief Executive Officer;

(iii)	materially breaches a material term of this Agreement;

(iv)	willfully and materially violates a written Company policy;

(v)	is indicted for, convicted of, or pleads guilty or no contest to, a felony or crime involving moral turpitude;

(vi)	engages in conduct that constitutes gross negligence or willful misconduct in carrying out his duties;

(vii)	materially violates a federal or state law that the Board reasonably determines has had, or is reasonably likely to have, a material detrimental effect on the Company’s reputation or business; or

commits an act of fraud or dishonesty in the performance of his job duties;

provided, however, that in the case of (i) - (iv), if curable, the Executive shall have fifteen (15) days from the delivery of written notice by the Company within which to cure any acts or omissions constituting Cause.

c)      Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Term without the Executive’s written consent:

(i) a reduction in the Executive’s Base Salary, other than a general reduction in Base Salary of no more than ten percent (10%) that affects all similarly situated executives in substantially the same proportions;

(ii) a relocation of the Executive’s principal place of employment by more than 50 (fifty) miles;

(iii) any material breach by the Company of any material provision of this Agreement, including failure to provide any material payment or benefit required to be provided to Executive under this Agreement; or

(iv) a material, adverse change in the Executive’s authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law);

Executive cannot terminate employment for Good Reason unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days after the initial existence of such grounds and the Company has had thirty (30) days from the date on which such notice is provided to cure such circumstances. If Executive does not terminate his employment for Good Reason within sixty-five (65) days after Executive learns of the first occurrence of the applicable grounds, then Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

d)      Termination Without Cause or Resignation for Good Reason. If Executive’s employment is terminated by the Company without Cause, or by the Executive for Good Reason, the Executive shall be entitled to receive:

(i) The Accrued Amounts;

(ii) Severance pay in an amount equal to two months of Executive’s then-applicable Base Salary (the “Severance Pay”). On the first anniversary of the Effective Date, Executive’s Severance Pay amount will increase to six months of Executive’s then-applicable Base Salary. The Severance Pay will be paid to Executive in a lump sum within fourteen (14) days after the Release (defined below) becomes effective; and

(iii) Whatever rights with respect to any option or equity grants that are afforded to Executive under the Incentive Plan, including the Incentive Plan’s definition of “Cause” for termination of employment.

e)     Release. The Company’s obligation to pay Severance Pay, is expressly conditioned upon Executive’s execution of and delivery to the Company (and non-revocation) of a release (as drafted by the Company at the time of Executive’s termination of employment) which will include an unconditional release of all rights to any claims, charges, complaints, grievances, arising from or relating to Executive’s employment or its termination plus any other potential claims, known or unknown to Executive, against the Company, its affiliates or assigns, or any of their officers, directors, employees and agents, through to the date of Executive’s termination from employment (the “Release”). The Release shall not be mutual but may contain mutual confidentiality and non-disparagement provisions and requirements that certain features of this Agreement remain in effect. The Release shall not require Executive to waive or release any rights to vested or earned compensation of any kind or to waive any rights as a shareholder, option holder, unitholder, or as a participant in the Company’s Incentive Plan.

f)      Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by Executive during the Term (other than termination on account of Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto. The Notice of Termination shall specify:

(i) The termination provision of this Agreement relied upon;

(ii) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(iii) The applicable Termination Date.

g)     Termination Date. The Executive’s “Termination Date” shall be:

(i) If Executive’s employment hereunder terminates on account of Executive’s death, the date of the Executive’s death;

(ii) If the Company terminates Executive’s employment hereunder for any reason, the date the Notice of Termination is delivered to the Executive;

(iii) If Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination.

Confidentiality.

Confidential Information. The Executive acknowledges that the Executive will occupy a position of trust and confidence. The Company, from time to time, may disclose to the Executive, and the Executive will require access to and may generate confidential and proprietary information (no matter how created or stored) concerning the business practices, products, services, and operations of the Company which is not known to its competitors or within its industry generally and which is of great competitive value to it, including, but not limited to: (i) Trade Secrets (as defined herein), inventions, mask works, ideas, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, software, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding research, development, products, marketing plans, market research and forecasts, bids, proposals, quotes, business plans, budgets, financial information and projections, overhead costs, profit margins, pricing policies and practices, accounts, processes, planned collaborations or alliances, licenses, suppliers and customers; (iii) operational information including deployment plans, means and methods of performing services, operational needs information, and operational policies and practices; and (iv) any information obtained by the Company from any third party that the Company treats or agrees to treat as confidential or proprietary information of the third party (collectively, “Confidential Information”). The Executive acknowledges and agrees that Confidential Information includes Confidential Information disclosed to the Executive prior to entering into this Agreement.

Trade Secrets. “Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” under applicable law, the latter definition shall control.

Restrictions On Use and Disclosure of Confidential Information. The Executive agrees during his employment and after his employment ends, the Executive will hold the Confidential Information in strict confidence and will neither use the information nor disclose it to anyone, except to the extent necessary to carry out the Executive’s responsibilities as an employee of the Company or as specifically authorized in writing by a duly authorized officer of the Company. Nothing in this Agreement shall be deemed to prohibit the Executive from disclosing any concerns about suspected unlawful conduct to any proper government authority subject to proper jurisdiction. This provision shall survive the termination of the Executive’s employment for so long as the Company maintains the secrecy of the Confidential Information and the Confidential Information has competitive value; and to the extent such information is otherwise protected by statute for a longer period, for example and not by way of limitation, the Defend Trade Secrets Act of 2016 (“DTSA”), then until such information ceases to have statutory protection.

Defend Trade Secrets Act. Misappropriation of a Trade Secret of the Company in breach of this Agreement may subject the Executive to liability under the DTSA, entitle the Company to injunctive relief, and require the Executive to pay compensatory damages, double damages, and attorneys’ fees to the Company. Notwithstanding any other provision of this Agreement, Executive hereby is notified in accordance with the DTSA that Executive will not be held criminally or civilly liable under a federal or state law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, provided that the Executive must file any document containing the trade secret under seal, and must not disclose the trade secret, except pursuant to court order.

Inventions and Proprietary Information.

Definitions.

(i) “Intellectual Property Rights” means all rights in and to United States and foreign (A) patents, patent disclosures, and inventions (whether patentable or not), (B) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (C) copyrights and works of authorship (whether copyrightable or not), including computer programs, mask works, and rights in data and databases, (D) trade secrets, know-how, and other confidential information, (E) all other intellectual property rights, in each case whether registered or unregistered, and including all rights of priority in and all rights to apply to register for such rights, all registrations and applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world, (F) any and all royalties, fees, income, payments, and other proceeds with respect to any and all of the foregoing, and (G) any and all claims and causes of action with respect to any of the foregoing, including all rights to recover for infringement, misappropriation, or dilution of the foregoing, and all rights corresponding thereto throughout the world.

(ii) “Work Product” means, without limitation, any and all ideas, concepts, information, materials, processes, methods, data, programs, know-how, technology, improvements, discoveries, developments, works of authorship, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights that presently exist or may come to exist in the future in any of the items listed above.

Work Product.

(iii) All right, title, and interest in and to all Work Product as well as any and all Intellectual Property Rights therein and all improvements thereto shall be the sole and exclusive property of the Company.

(iv) The Company shall have the unrestricted right (but not any obligation), in its sole and absolute discretion, to (A) use, commercialize, or otherwise exploit any Work Product or (B) file an application for patent, copyright registration, or registration of any other Intellectual Property Rights, and prosecute or abandon such application prior to issuance or registration. No royalty or other consideration shall be due or owing to the Executive now or in the future as a result of such activities.

(v) The Work Product is and shall at all times remain the Confidential Information of the Company.

Work Made for Hire; Assignment; Limitations.

(vi) The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, and its successors and assigns, for no additional consideration, the Executive’s entire right, title, and interest, in and to all Work Product and Intellectual Property Rights therein, including without limitation the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s right, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than the Company would have had in the absence of this Agreement.

(vii) To the extent that the Executive has not separately assigned any Prior Inventions, the Executive hereby irrevocably assigns to the Company, and its successors and assigns, for no additional consideration, the Executive’s entire right, title, and interest in and to all Prior Inventions, including without limitation the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s right, title, or interest in any Prior Inventions so as to be less in any respect than the Company would have had in the absence of this Agreement.

(viii) The provisions of this Agreement related to assignment of Intellectual Property Rights does not apply to inventions which qualify fully for protection under Section 2870 of the California Labor Code, a copy of which is annexed hereto as Appendix “A.” Moreover, for the avoidance of doubt, the Company expressly acknowledges that Executive retains sole and exclusive ownership of any internet domain names that Executive owned prior to the Effective Date and that the Company has no ownership of such internet domain names.

Survival of Provisions. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

Return of Property/Post-Employment Representations. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property and documents belonging to the Company and not retain any copies, including, but not limited to, any keys, access cards, badges, laptops, computers, cell phones, wireless electronic mail devices, USB drives, other equipment, documents, reports, files, and other property provided by or belonging to the Company. Executive shall provide all usernames and passwords to all electronic devices, documents, and accounts, including any social media accounts Executive used in connection with his duties. Upon request, the Executive shall return all Company-related documents and data on personal devices and delete such documents and data upon the request of the Company. The Executive shall give written acknowledgment of the return and/or deletion of Company-related documents and data upon request of the Company. On and after the Termination Date, Executive shall no longer represent to anyone that he remains employed by the Company and shall take affirmative action to amend any statements to the contrary on any social media sites, including but not limited to Linked-in and Facebook.

Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been given when delivered by email with return receipt requested, upon the obtaining of a valid return receipt from the recipient, by hand, or mailed by nationally recognized overnight delivery service, addressed to the Parties’ addresses specified below or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt:

To the Company:	To the Executive:

Kaival Brands Innovations Group, Inc.	Mr. Thomas Metzler
Attn: Eric Mosser	P.O. Box 131115
Chief Executive Officer	Carlsbad, California 92013
4460 Old Dixie Highway	Email: legal@thomasjmetzler.com
Grant-Valkaria, Florida 32949
Email: eric@kaivalbrands.com

With a copy that will not constitute notice to:

Lawrence A. Rosenbloom, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Email: lrosenbloom@egsllp.com

Tax Matters. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

Assignment. The Executive may not assign any part of the Executive’s rights or obligations under this Agreement. The Executive agrees and hereby consents that the Company may assign this Agreement to a third party that acquires or succeeds to the Company’s business, that the provisions hereof are enforceable against the Executive by such assignee or successor in interest, and that this Agreement shall become an obligation of, inure to the benefit of, and be assigned to, any legal successor or successors to the Company.

Headings. Titles or captions of sections or paragraphs contained in this Agreement are intended solely for the convenience of reference, and shall not serve to define, limit, extend, modify, or describe the scope of this Agreement or the meaning of any provision hereof. The language used in this Agreement is deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any person.

Severability. The provisions of this Agreement are severable. The unenforceability or invalidity of any provision or portion of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the full extent permitted by applicable law.

Waiver; Modification. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and a duly authorized officer of the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Recitals; Entire Agreement. The Recitals are hereby incorporated into this Agreement. This Agreement sets forth the entire agreement of the Parties with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements, inducements, or representations, oral or otherwise, express, or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.

Counterparts. This Agreement may be executed in counterparts, and each executed counterpart shall have the efficacy of a signed original and may be transmitted by facsimile or email. Each copy, facsimile copy, or emailed copy of any such signed counterpart may be used in lieu of the original for any purpose.

IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement effective as of the date first written above.

KAIVAL BRANDS INNOVATIONS GROUP, INC.

By:	/s/ Eric Mosser
Eric Mosser
Chief Executive Officer and President

EXECUTIVE

/s/ Thomas Metzler
Thomas Metzler

APPENDIX “A”

California Labor Code Section 2870

(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b)   To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.